Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Cabot Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Common Stock, $1.00 par value per share	Rules 457(c) and 457(h)	1,400,000	$80.00	$112,000,000.00	0.00015310	$17,147.20

Total Offering Amounts					$112,000,000.00		$17,147.20

Total Fee Offsets							—

Net Fee Due							$17,147.20

(1)
This registration statement on Form
S-8
(this “Registration Statement”) covers an aggregate of 1,400,000 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock as may be issued pursuant to the provisions of the Plan to prevent dilution from stock splits, stock dividends and similar transactions.

(2)
Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported by the New York Stock Exchange, which were $81.56 and $78.44, respectively, on April 3, 2025.